Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and the related Prospectus of Invitae Corporation for the registration of 6,274,053 shares of Invitae Corporation’s common stock, and to the incorporation by reference therein of our reports dated February 26, 2021, with respect to the consolidated financial statements of Invitae Corporation, and the effectiveness of internal control over financial reporting of Invitae Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2020 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

September 15, 2021